UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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KENDLE INTERNATIONAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2008

To the Shareholders of Kendle International Inc.:

The Annual Meeting of Shareholders of Kendle International Inc. (the “Company”) will be held Thursday, May 15, 2008, at 9:30 a.m. Eastern Time in the Green Room at the Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio for the following purposes:

1.        To elect seven directors to hold office for the ensuing year or until their respective successors are elected and qualified;

2.        To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for 2008; and

3.        To consider and act upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Company has designated March 24, 2008, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any postponement or adjournment thereof. Only shareholders of record of the Company’s Common Stock at the close of business on that date will be entitled to vote.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to be present in person at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors,

/s/ Karl Brenkert III
Karl Brenkert III Secretary

Dated: April 14, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. A PROXY MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, BY SUBMISSION OF A LATER PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON (ALTHOUGH PRESENCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF THE PROXY).

441 VINE STREET

SUITE 1200

CINCINNATI, OHIO 45202

PROXY STATEMENT

INTRODUCTION

Kendle International Inc. (the “Company”), on behalf of its Board of Directors, is requesting your proxy for use at the Annual Meeting of Shareholders on May 15, 2008, and at any postponement or adjournment thereof (the “Annual Meeting”). The Notice, this Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company’s 2007 Annual Report to Shareholders on or about April 14, 2008.

VOTING AT THE ANNUAL MEETING

Record Date

As of March 24, 2008, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 14,699,461 shares of Common Stock, no par value (“Common Stock”), issued and outstanding. Only shareholders of record at the close of business on March 24, 2008, will be entitled to vote at the Annual Meeting.

Voting

Each share is entitled to one vote. Shareholders may vote in person or by proxy at the Annual Meeting. As a shareholder, you may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a broker, you may get material from them asking how you want to vote. Shareholders are not entitled to cumulate votes.

Shares of Common Stock represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained in those proxies. In the absence of contrary instructions, such shares will be voted to: (1) elect the director nominees named in this Proxy Statement; and (2) ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm. If any other matters properly come before the Annual Meeting, each proxy will be voted at the discretion of the individuals named as proxies on the proxy card.

Revoking or Changing Your Vote

Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company’s Secretary, Karl Brenkert III, either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

Solicitation of Proxies

The costs of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile or otherwise, make additional requests for the return of proxies and may receive proxies on behalf of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of Common Stock and will be reimbursed for their expenses.

Quorum For The Meeting; Votes Required To Elect Directors

And Approve Each Proposal

A quorum is necessary to conduct business at the Annual Meeting. To reach a quorum at the Annual Meeting, at least a majority of the outstanding shares of Common Stock eligible to vote must be represented either in person or by proxy. Abstentions from voting and broker non-votes will be included in determining the presence of a quorum but will not count for voting purposes. A “broker non-vote” occurs when a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter.

The proposals require the following vote:

Proposal No.	Description	Vote Required
1	Election of Directors	Plurality*
2	Ratification of Registered Public Accounting Firm	Majority

*Under plurality voting, a director nominee with the most votes for a particular slot is elected for that slot

SECURITIES OWNERSHIP

Principal Shareholders

The following shareholders are the only persons known by the Company to own beneficially at least five percent (5%) of its outstanding Common Stock as of the March 24, 2008 record date:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Candace Kendle (2) 441 Vine Street Suite 1200 Cincinnati, OH 45202	831,692	5.65%
Common Stock	Independence Investments LLC (3) 160 Federal Street Boston, MA 02110	1,007,200	6.89%
(1)	For Dr. Kendle percentages are based on the following: (i) 14,699,461 shares of Common Stock issued and outstanding as of March 24, 2008, the record date; plus (ii) shares of Common Stock that she has the right to acquire within 60 days of March 1, 2008, pursuant to the exercise of stock options. For the other beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13G filed by each respective beneficial owner.

(2)	Dr. Kendle’s beneficial ownership includes: (i) 18,800 shares for which Dr. Kendle holds options exercisable within 60 days of March 1, 2008; (ii) restricted stock awards in the amount of 20,000 shares of Common Stock; and (iii) 292,160 shares pledged as collateral to U.S. Bank. Beneficial ownership for Dr. Kendle does not include Common Stock beneficially owned by Mr. Bergen, Dr. Kendle’s spouse. This amount does not account for transactions reported on Form 4 subsequent to the record date.

(3)	The information provided for Independence Investments, LLC is taken from a Schedule 13G filed by such beneficial owner(s) with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2007. The Schedule 13G also reported that the beneficial owner(s) exercised sole voting power over 973,400 shares and sole dispositive power over 1,007,200 shares.

Securities Ownership of Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of March 24, 2008, by each director and Named Executive Officers (defined in the “Executive Compensation” section below) and by all directors and Named Executives as a group.

Title of Class	Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class (1)
Common Stock	Christopher C. Bergen (2)	657,011	18,800	675,811	4.59%
Common Stock	Karl Brenkert III (3)	5,309	15,000	20,309	*
Common Stock	Robert R. Buck	9,075	25,000	34,075	*
Common Stock	G. Steven Geis	7,166	22,500	29,666	*
Common Stock	Donald C. Harrison	4,640	35,000	39,640	*
Common Stock	Simon S. Higginbotham (4)	1,309	0	1,309	*
Common Stock	Timothy E. Johnson	39,805	30,000	69,805	*
Common Stock	Candace Kendle (5)	812,892	18,800	831,692	5.65%
Common Stock	Frederick A. Russ	4,176	10,000	14,176	*
Common Stock	All Directors and Named Executives as a group (9 persons)			1,716,563	11.54%

   *Less than 1%

(1)	Percentage of beneficial ownership is based on 14,699,461 shares of Common Stock outstanding as of the March 24, 2008 record date.
(2)	Shares of Common Stock beneficially owned exclude: (i) Common Stock held by Dr. Kendle, Mr. Bergen’s spouse. This amount includes: (i) 9,500 unvested restricted shares of Common Stock; and (ii) 239,040 shares pledged by Mr. Bergen as security for a loan. This amount does not account for transactions reported on Form 4 subsequent to the record date.
(3)	Mr. Brenkert, 60, joined the Company in October 2002 was appointed Senior Vice President, Chief Financial Officer and Treasurer. Mr. Brenkert was appointed as the Company’s Secretary in June 2005 and formerly served as the Company’s Secretary from November 2003 until May 2004. Mr. Brenkert served as Treasurer through September 2005. In 2001, prior to Mr. Brenkert’s employment with the Company, he served as Vice President, Finance at Ryobi Technologies, Inc. From 1995 through 2000, Mr. Brenkert served as the Chief Financial Officer-Public Transportation Services Division at Ryder Systems, Inc.
(4)	Mr. Higginbotham, 47, joined the Company in January 2004 as Vice President and Chief Marketing Officer. Prior to joining the Company, Mr. Higginbotham was employed by Quintiles Transnational Corp. from 1998 through 2003 in director-level roles in marketing and new business development. Prior to joining Quintiles Transnational Corp., Mr. Higginbotham held senior-level marketing and product management positions with Proctor & Gamble Pharmaceuticals and Schering Healthcare, Ltd.
(5)	Shares of Common Stock beneficially owned exclude: (i) Common Stock held by Mr. Bergen, Dr. Kendle’s spouse. This amount includes: (i) 20,000 unvested restricted shares of Common Stock; and (ii) 292,160 shares pledged by Dr. Kendle as security for a loan. This amount does not account for transactions reported on Form 4 subsequent to the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership with the Securities and Exchange Commission (the “Commission”) and to furnish the Company with copies of these reports. Based solely upon its review of reports received or upon written representation from certain reporting persons that no reports were required, the Company believes that during 2007 all filing requirements were met with the exception that Dr. Kendle and Mr. Bergen filed late ownership reports for one gift that each made.

GOVERNANCE OF THE COMPANY

Board Of Directors

The Board of Directors is the ultimate decision-making body of the Company, except for matters reserved for the shareholders. The Board selects the Company’s officers to conduct the Company’s business, monitors their performance and acts as an advisor and counselor to them. The Board also oversees succession planning efforts for senior management positions and receives succession planning reports from management.

In accordance with NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which mirror the elements of independence set forth in NASDAQ and Securities Exchange Act rules. The Company’s Director Independence Standards are available on the Company’s Web site at www.kendle.com. Based on these standards, at its meeting held on March 6, 2008, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder of the Company:

(1) Robert R. Buck	(4) Timothy E. Johnson
(2) G. Steven Geis	(5) Frederick A. Russ
(3) Donald C. Harrison

The Company also maintains a Policy Statement for the Board of Directors (the “Board Policy Statement”), which includes expectations for Board members and a position description for Board members. All directors are elected to one-year terms and must be re-elected by shareholders annually.

During 2007, the Board of Directors held six meetings and acted by unanimous written consent on two occasions. The independent directors are required to hold at least two executive sessions per year under the Board Policy Statement. However, the Board’s practice has been to hold executive sessions after every quarterly Board meeting, and the Board did so in 2007. Under the Board Policy Statement, the Chairman of the Nominating and Corporate Governance Committee serves as Chairman of these executive sessions. In addition to meetings and executive sessions, the Board members participate with the Company’s executive officers in a quarterly teleconference that precedes each of the Company’s quarterly earnings releases. Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which they serve. During the last fiscal year, each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and all committees on which he or she served. Six of the seven directors attended the Annual Meeting of Shareholders in May 2007.

The Board of Directors has established three committees that assist the Board in discharging its responsibilities: Audit Committee, Management Development and Compensation Committee and Nominating and Corporate Governance Committee. The table below provides committee membership in 2007, with a discussion of the committees and their functions provided following the table. The Board of Directors does not have an executive committee.

Name	Audit	Management Development and Compensation	Nominating and Corporate Governance
Mr. Buck	X (Chair)*
Dr. Geis		X (Chair)	X
Dr. Harrison	X		X
Dr. Johnson	X	X
Dr. Russ		X	X (Chair)

*	Board designated “Audit Committee financial expert” as defined by rules of the Securities and Exchange Commission.

Audit Committee

During 2007, the Audit Committee met eight times. The Audit Committee is responsible for:

—	Engagement and oversight of the registered public accounting firm;

—	Supervision of matters related to audit functions;

—	Review of internal policies and procedures regarding audit, accounting and other financial controls;

—	Establishment and maintenance of procedures for receipt, retention and treatment of complaints related to accounting, internal accounting controls or auditing matters;

—	Review and, if appropriate, approval of related party transactions; and

—	Other specific responsibilities and duties that are set forth in its Charter, which is available on the Company’s Web site at www.kendle.com.

The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis.

Each of the members of the Audit Committee is an independent director as defined by the NASDAQ listing standards and in accordance with the Company’s Independence Standards. Each Audit Committee member is able to read and understand fundamental financial statements as required by NASDAQ listing standards.

Management Development and Compensation Committee

During 2007, the Management Development and Compensation Committee (the “Compensation Committee”) met two times and took action by unanimous written consent one time. Each of the Compensation Committee’s members is an independent director as defined by the NASDAQ listing standards and in accordance with the Company’s Independence Standards.

The Compensation Committee is responsible for:

—	Monitoring the performance of executive officers;

—	Reviewing the Company’s compensation plans and policies and approving compensation packages for executive officers;

—	Approving all awards under the 2007 Stock Incentive Plan;

—	Administering the Company’s stock-related benefit plans;

—	Monitoring succession plans for senior management; and

—	Addressing and discharging other responsibilities and duties that are set forth in its Charter, which is available on the Company’s Web site at www.kendle.com.

The Compensation Committee has sole authority to approve compensation packages for executive officers and approve awards to any Company employee under the 2007 Stock Incentive Plan. The Compensation Committee generally considers all aspects of executive officer compensation in connection with the annual compensation review process applicable to all Company employees, except when circumstances require additional reviews for the executive officers. The annual review process takes place early in each calendar year with compensation adjustments becoming effective on or about April 1 of each year. In reviewing and approving executive officer compensation, the Compensation Committee receives management recommendations, which are prepared by the Company’s internal compensation specialists and reviewed by the Chief Executive Officer and the Vice President of Human Resources. The Compensation Committee historically has worked with the Company’s internal compensation specialists and has not engaged compensation consultants from outside the Company. Management recommends these awards to the Compensation Committee, which considers the awards on a case-by-case basis.

In overseeing the Company’s compensation plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation of such plans, including selection of participants, determination of award levels within plan parameters and approval of award documents to officers of the Company subject to the terms and conditions of the plan documents. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Additional disclosure regarding the process and procedures for setting executive compensation can be found in the section titled “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee in 2007 were G. Steven Geis, Frederick A. Russ and Timothy E. Johnson. None of these members:

—	Has ever been an officer or employee of the Company;

—	Is or was a participant in any “related person” transaction in 2007 (see the following section for a description of our policy on related person transactions); or

—	Is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

No Named Executive Officer of the Company serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.

Review and Approval of Transaction With Related Persons

Kendle’s Code of Ethics and Conduct requires directors and officers to provide full disclosure of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning 5% or five percent or greater of the company’s outstanding stock) to Kendle’s Audit Committee Chairman, and all other employees to provide full disclosure to their immediate supervisor. Certain of Kendle’s officers and other employees participate in a process involving the periodic internal reporting of whether any related person transactions exist. In addition, Kendle’s Board follows procedures for review, approval and monitoring of related person transactions. These procedures cover any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. While the Company adheres to this policy for potential related person transactions, the policy, except as described above, is not in written form and approval of such related person transactions is evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

Nominating and Corporate Governance Committee

During 2007, the Nominating and Corporate Governance Committee (the “Nominating Committee”) met one time. Each of the members of the Nominating Committee is an independent director as defined by the NASDAQ listing standards and in accordance with the Company’s Independence Standards. The Nominating Committee advises and makes recommendations to the Board of Directors with respect to:

—	Director candidates for election by shareholders;

—	Candidates to fill vacancies on the Board of Directors;

—	Committee assignments on the Board of Directors;

—	Changes in Board compensation;

—	The Board’s director education policy; and

—	Other duties that are described in more detail in its Charter, which is available on the Company’s Web site at www.kendle.com.

The Nominating Committee, in fulfilling its duties outlined above, conducts annual evaluations to assess the effectiveness of the Board and each of its committees.

The Nominating Committee is authorized by its charter to advise on changes in Board compensation. The Committee reviews all factors it deems relevant in connection with any changes in director compensation it may recommend.

The Nominating Committee considers all potential candidates to serve on the Board, including those potential candidates recommended for nomination by shareholders. The Nominating Committee identifies candidates through a variety of sources and, with Board approval, could engage a third party to identify and evaluate candidates. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating Committee in care of the Company at its address shown on the cover page of this Proxy Statement. Each shareholder may nominate one candidate for election as a director at next year’s Annual Meeting of Shareholders provided the shareholder (i) is a shareholder of the Company of record at the time of the giving of notice for the meeting; (ii) is entitled to vote at the meeting in the election of directors; and (iii) has given timely written notice of the nomination to the Company’s Secretary.

The Nominating Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board.

Compensation of Directors

Directors who are employees of the Company are not separately compensated for serving as directors. Directors who are not employees of the Company receive compensation in the form of cash retainers, shares of Common Stock and options to purchase shares of Common Stock, all of which are described in more detail below. The Nominating Committee reviews and makes recommendations with respect to director compensation.

Non-employee directors are paid retainers of $3,000 for each Board meeting attended and $1,500 for each committee meeting attended. Their compensation is paid quarterly, in arrears, in the form of cash and shares of Common Stock in lieu of cash under the 2003 Directors’ Compensation Plan. This plan specifies that non-employee directors will receive cash for fifty percent (50%) of the total retainer owed and shares of Common Stock in lieu of cash for the balance of the retainer owed.

In addition to compensation under the 2003 Directors’ Compensation Plan, directors are eligible to receive non-qualified, immediately exercisable options to purchase shares of Common Stock under the Company’s 2007 Stock Incentive Plan. Under this plan, each non-employee director is granted an option to purchase 5,000 shares of Common Stock on the date of the director’s first election or appointment to serve on the Board. Upon each annual election to the Board thereafter, a director may receive an option to purchase such number of shares of Common Stock as determined by the Board. In 2007, the Board approved a grant of options to purchase 5,000 shares of Common Stock to each non-employee director who was elected to the Board at the 2007 Annual Meeting of Shareholders. The exercise price for these options is the fair market value of Common Stock on the grant date.

2007 DIRECTOR COMPENSATION

Name (A)	Fees Earned or Paid in Cash ($) (B)	Stock Awards ($)(1)(2) (C)	Option Awards ($)(3) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (F)	All Other Compensation ($) (G)	Total ($) (H)
Robert R. Buck	$13,500	$13,500	$59,246				$86,246
G. Steven Geis	$9,750	$9,750	$59,246				$78,746
Donald C. Harrison	$11,250	$11,250	$59,246				$81,746
Timothy E. Johnson	$15,750	$15,750	$59,246				$90,746
Frederick A. Russ	$9,750	$9,750	$59,246				$78,746

(1)	The amounts shown in this column represent the dollar amount expensed at fair value for financial statement reporting purposes with respect to fiscal year 2007, as determined pursuant to Statement of Financial Accounting Standards (SFAS) 123R. Under the 2003 Directors’ Compensation Plan and its predecessor plan, director’s fees are paid with a combination of cash and shares of Company stock in lieu of cash. Aggregate stock awards at December 31, 2007, were the following:

Director Name	Aggregate Stock Awards
Robert R. Buck	4,771
G. Steven Geis	3,791
Donald C. Harrison	4,565
Timothy E. Johnson	4,681
Frederick A. Russ	4,076

(2)	The grant date fair value of equity awards granted in 2007 computed in accordance with SFAS 123R is set forth in the table below. Under the 2003 Directors’ Compensation Plan, these shares are issued quarterly, in arrears, at a price equal to the average last sale price for the last 10 trading days of the quarter (e.g., “Q1 Fair Value”). The “grant date fair value” for purposes of this table is calculated by multiplying the number of shares awarded per quarter with the closing market price of the Company’s stock on the date of grant.

	Buck	Geis	Harrison	Johnson	Russ
Q1 Fair Value	$5,250.00	$3,750.00	$3,750.00	$5,250.00	$2,250.00
Q1 Grant Date Fair Value	$5,471.54	$3,913.19	$3,913.19	$5,471.54	$2,354.84

Q2 Fair Value	$2,250.00	$2,250.00	$1,500.00	$2,250.00	$2,250.00
Q2 Grant Date Fair Value	$2,284.08	$2,284.08	$1,547.28	$2,284.08	$2,284.08

Q3 Fair Value	$3,000.00	$1,500.00	$3,000.00	$4,500.00	$3,000.00
Q3 Grant Date Fair Value	$3,159.50	$1,602.00	$3,159.50	$4,717.00	$3,159.50

Q4 Fair Value	$3,000.00	$2,250.00	$3,000.00	$3,750.00	$2,250.00
Q4 Grant Date Fair Value	$3,018.96	$2,252.24	$3,018.96	$3,785.68	$2,252.24

(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007, as determined pursuant to SFAS 123R. A discussion of the assumptions used in calculating these values may be found in Note 1 on page F-10 to the Company’s Annual Report on Form 10-K filed March 17, 2008. Aggregate option awards outstanding at December 31, 2007, were the following:

Director Name	Aggregate Option Awards
Robert R. Buck	25,000
G. Steven Geis	25,000
Donald C. Harrison	35,000
Timothy E. Johnson	30,000
Frederick A. Russ	10,000

PROPOSALS REQUIRING A SHAREHOLDER VOTE

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

The Board is nominating for election seven nominees. Each of these nominees served as a member of the Company’s Board of Directors in 2007. All of the nominees, except Dr. Kendle and Mr. Bergen, are independent directors as defined by NASDAQ listing standards and in accordance with the Company’s Independence Standards. All directors elected at the Annual Meeting will hold office until the next Annual Meeting or until their successors are elected and qualified.

Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld. If any of the nominees becomes unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominee(s) as the Board may designate. The proxies will in no event be voted for a greater number of nominees than seven. The seven nominees receiving the highest number of votes will be elected.

Information about the nominees is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

CANDACE KENDLE, PHARM.D., 61, co-founded the business in 1981 and has served as the Company’s Chief Executive Officer since its incorporation. Dr. Kendle has been Chairman of the Board since 1991.

From 1979 through 1981, she served as Clinical Associate Professor of Pediatrics at The University of Pennsylvania School of Medicine; Clinical Assistant Professor at Philadelphia College of Pharmacy and Sciences; and Director, Department of Pharmacy, The Children’s Hospital of Philadelphia. She serves as a director of H. J. Heinz Company, a food products manufacturer. She has published more than 15 scientific articles. She is the wife of Christopher C. Bergen, President and Chief Operating Officer of the Company.

CHRISTOPHER C. BERGEN, 57, co-founded the business in 1981 and since the Company’s incorporation has served as a director and its President and Chief Operating Officer. From 1977 to 1981, Mr. Bergen served in various capacities at The Children’s Hospital of Philadelphia, most recently as Associate Vice President. He is the husband of Candace Kendle, Chairman and Chief Executive Officer of the Company.

ROBERT R. BUCK, 60, has served as a director of the Company since June 2003 and formerly served as a director of the Company from 1998 through August 2002. Mr. Buck currently serves as Chairman and Chief Executive Officer of Beacon Roofing Supply, Inc., a roofing and building products company. From 1982 through January 2003, he served in a number of management and senior management positions with Cintas Corporation, most recently as President of its Uniform Rental Division. He serves as a director of Multi-Color Corporation, a provider of decorating solutions and packaging services.

G. STEVEN GEIS, PH.D., M.D., 56, has served as a director of the Company since November 2002. Now retired, Dr. Geis served in a number of management and senior management positions with Pharmacia & Upjohn Company from 1985 to July 2002. He most recently served as Group Vice President: Arthritis, Cardiovascular and Oncology Clinical Development from March 2001 to July 2002 and Vice President: Arthritis Clinical Development from August 1998 through March 2001. He has authored or co-authored numerous journal articles covering several therapeutic areas.

DONALD C. HARRISON, M.D., 74, has served as a director of the Company since November 2001. Dr. Harrison is Senior Vice President and Provost for Health Affairs Emeritus at University of Cincinnati. He formerly served as the Senior Vice President and Provost for Health Affairs at University of Cincinnati from 1986 through 2002 and also served as the Chief Executive Officer of the University of Cincinnati Medical Center. He serves as a director of AtriCure, Inc., a medical device company and EnteroMedics, Inc., a medical device company. He also is a practicing cardiologist on a part-time basis and since 2004 has been a general partner in Charter Life Sciences, a California-based venture capital firm for which he manages the Cincinnati office. His professional experience includes 26 years at Stanford University School of Medicine and Stanford University Hospital, where he was Chief of Cardiology from 1967 to 1986. He is past national President of the American Heart Association and has served as a director for several not-for-profit organizations. He also serves as a director for several start-up, privately owned medical device and biotechnology companies.

TIMOTHY E. JOHNSON, PH.D., 65, has served as a director of the Company since November 2002. Dr. Johnson is a financial and investment consultant and has served as President of Johnson Investment Counsel, Inc. since 1965. Johnson Investment Counsel, Inc. is a registered investment adviser and manages portfolio assets for endowments, foundations, corporations, individuals and pension and profit sharing plans. He also serves as a Professor of Finance at University of Cincinnati where he has taught since 1970. He serves as a director or trustee for several civic and nonprofit organizations. He has written several articles on investment and financial management.

FREDERICK A. RUSS, PH.D., 63, has served as a director of the Company since November 2002. Dr. Russ is currently serving as Professor of Marketing at University of Cincinnati. He served as the Senior Vice Provost for University of Cincinnati from October 2004 until 2007. From 1994 through September 2004, he served as the Dean of the College of Business Administration at University of Cincinnati. He serves on the Board of Directors of Charles & Colvard, Ltd., a manufacturer and supplier of specialty jewelry, and formerly served as its non-executive Chairman of the Board. He also serves as a director for the Economics Center for Education & Research. He has co-authored three textbooks and has written numerous articles on marketing strategy and the behavior of consumers and sales personnel.

RATIFICATION OF APPOINTMENT OF

REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 2 ON THE PROXY CARD)

The Audit Committee of the Company’s Board of Directors reappointed Deloitte & Touche LLP as the Company’s registered public accounting firm for 2008. Although not required by law, the Board of Directors is seeking shareholder ratification of this appointment. If ratification is not obtained, the Board of Directors intends to continue the engagement of Deloitte & Touche LLP at least through 2008. However, the Audit Committee, at its discretion, may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that a change would be in the best interest of the Company. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Fees Paid To Registered Public Accounting Firm

The Company incurs costs for professional services rendered by its registered public accounting firm as follows:

—	AUDIT FEES - These are fees for professional services rendered by the Company’s registered public accounting firm for its audit of the Company’s consolidated annual financial statements; statutory audits of the Company’s foreign operations; and reviews of the unaudited quarterly consolidated financial statements contained in the Quarterly Reports on Form 10-Q filed by the Company during those years.

—	AUDIT-RELATED FEES - These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. Audit-related services primarily include audits of the Company’s employee benefit plans.

—	TAX FEES - These are fees for services related to tax compliance, tax advice and tax planning, including compliance, planning and advice with respect to both domestic and foreign subsidiaries of the Company.

—	ALL OTHER FEES - These are fees for permissible services other than those in the three categories previously described.

The table below sets forth fees paid by the Company for professional services billed by the registered public accounting firm for each of the last two fiscal years. These fees are described in more detail following the table.

	2007	2006
Audit Fees	$1,349,213	$976,692
Audit-Related Fees(1)	$107,500	$13,500
Tax Fees(2)	$177,746	$61,339
All Other Fees(3)	$64,203	$113,014

Total	$1,698,662	$1,164,545

(1)	In 2007, approximately $94,000 relates to fees in connection with the Company’s convertible debt offering and approximately $13,500 relates to the audit of employee benefit plans.

(2)	In 2007 and 2006, tax compliance services comprised $91,878 and $61,339, respectively, of the tax fees billed. Other tax fees for 2007 relate to FIN 48 interpretation guidance.

(3)	In 2007, approximately $60,000 relates to advice relating to the tax treatment of certain acquisition costs. In 2006, approximately $32,000 relates to acquisition-related advice, and the remainder relates to compliance with local requirements for the Company’s non-U.S. subsidiaries.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by the registered public accounting firm. To manage the pre-approval process, the Audit Committee in 2004 adopted a Policy on Approval of Audit and Non-Audit Services Provided by Outside Auditors (the “Pre-Approval Policy”). One hundred percent (100%) of services rendered by the registered public accounting firm in 2007 were pre-approved by the Audit Committee.

Under the Pre-Approval Policy, the registered public accounting firm is required to provide the Audit Committee with detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. A service pre-approved by the Audit Committee is valid for a term of 12 months unless the Committee considers a different approval term and approves otherwise. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the registered public accounting firm to render services that are prohibited by the Public Companies Accounting Oversight Board or the applicable rules and regulations promulgated by the Securities and Exchange Commission.

The Pre-Approval Policy permits the Audit Committee to appoint a designated committee member to approve certain services. A designated member’s pre-approval of services is required to be reported to the Audit Committee at the ensuing Audit Committee meeting. The Pre- Approval Policy prohibits the Audit Committee from delegating its pre-approval responsibilities to the Company’s management.

Report of the Audit Committee

The Audit Committee (“we” or “the committee”), in accordance with its written charter adopted by the Company’s Board of Directors, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2007, we met and held discussions with management and the registered public accounting firm. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited consolidated financial statements and related disclosures with management and the registered public accounting firm, including a review of the significant management judgments underlying the consolidated financial statements and disclosures.

We also discussed with management and the registered public accounting firm the quality and adequacy of the Company’s internal controls. In a meeting with the registered public accounting firm, we reviewed the audit plans and audit scope and identified audit risks.

The Audit Committee discussed and reviewed with the registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.Au section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of Regulation S-X, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements. In addition, we have received the written disclosures and the letter from the registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with

Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with the registered public accounting firm the auditors’ independence from the Company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Deloitte & Touche LLP were compatible with their independence.

Based on the above-mentioned review and discussions with management and the registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Committee also reappointed Deloitte & Touche LLP as the Company’s registered public accounting firm for 2008. The Board concurred with both of these recommendations.

Submitted by the Audit Committee

of the Board of Directors

Robert R. Buck, Timothy E. Johnson, and Donald C. Harrison

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the Audit Committee Report by reference therein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE FOLLOWING PROPOSAL:

RESOLVED, that the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm to conduct the annual audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2008, be and hereby is ratified and approved.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives

The Company’s executive compensation program is designed to attract and retain highly qualified officers and to maximize shareholder value through rewarding and recognizing the Named Executive Officers listed in the Summary Compensation Table for both individual contributions and overall Company performance. The program, which includes objective and subjective criteria, aligns compensation for Named Executive Officers with the achievement of strategic business goals that promote the long-term financial growth of the Company.

Under the direction of the Company’s Chief Executive Officer, the Company has implemented and continues to refine the Kendle Performance System. The Kendle Performance System includes a performance tracking system that measures the Company’s business performance against pre-established corporate imperatives in four functional areas - finance, customer, operations and personnel - and several metrics and indicators within each of these functional areas. The Named Executive Officers and all other employees throughout the Company maintain responsibility for scorecards created using the metrics within each of the functional areas. Scorecard results from lower management levels impact the scorecards for the Named Executive Officers and the top-level scorecard, for which the Chairman and CEO is responsible. The Company’s management believes that success in each of the functional areas is interrelated and that the metrics tracked under each of the functional areas are designed to promote success in the functional area and enhance achievement of metrics in other functional areas. For example, employee retention promotes customer satisfaction and sales growth and affects operating margin through efficiency. With respect to the top-level scorecard, for which the Chairman and CEO is responsible, sample metrics under each of the functional areas are as follows:

Functional Area	Sample Metrics And Indicators For 2007*
Finance	Revenue Growth, Overhead, Operating Margin, Earnings Per Share

Customer	Sales Growth, Proposal Hit Rate, Sales per Therapeutic Area

Operations	Utilization, Milestone Achievements for Customers, Standards Compliance, Customer Satisfaction, Customer Loyalty

Personnel	Employee Recruitment, Employee Retention, Development Training, Organizational Development, Career/Succession Planning

*	Metrics and indicators are revised as necessary to track business performance against imperatives in the four functional areas.

The Board, as well as the Management Development and Compensation Committee (the “Compensation Committee”), regularly reviews the scorecards for the Named Executive Officers. During these reviews, the Named Executive Officers report on action plans to address any metrics that are not being achieved. Achievement by a Named Executive Officer of any or all applicable metrics does not result directly in any specific compensation adjustments, cash bonus or equity awards. However, achievement of metrics is considered with other factors when the Compensation Committee considers compensation adjustments, cash bonuses or other awards.

Elements of Named Executive Officer Compensation

The key elements of the Company’s executive compensation program consist of base salary and bonus. Named Executive Officers also are eligible for equity awards, including stock options and awards of Common Stock under the 2007 Stock Incentive Plan and receive awards under this plan from time to time. Each of these elements is discussed below.

Base Salary

The Company’s management and the Compensation Committee believe that base compensation is an important component in attracting and retaining key talent that contributes to the long-term success of the Company. The Compensation Committee may decide to adjust base compensation of Named Executive Officers for performance reasons or due to market factors. The Company competes in a highly-competitive market for talent, so market pressures are monitored regularly. The competition includes a wide range of companies in the biopharmaceutical industry, including the Company’s competitors and biopharmaceutical companies and the following CRO Industry Peer Group companies: Covance Inc., Omnicare, Inc., PPD, Inc., Parexel International Corporation and PRA International. Qualified employees and Named Executive Officers to lead the Company are imperative to meet Company objectives and manage growth. Company objectives and growth management issues include the following:

—	Pursuit of larger project awards from customers that are seeking worldwide capabilities from service providers;

—	Continued expansion of the Company’s geographic coverage to meet customer demands;

—	Expansion of the Company’s workforce from approximately 3,050 employees at December 31, 2006 to approximately 3,325 employees at December 31, 2007;

—	Continued growth in Company sales and revenues; and

—	Emphasis on continued improvement in the Company’s operating margins through process improvements.

The Compensation Committee generally reviews compensation, including base salary, of the Named Executive Officers at a meeting held in February or March of each year with adjustments, if any, becoming effective with the pay period beginning on or about April 1. This schedule aligns with the Company-wide compensation review process. During these reviews, the Compensation Committee reviews management’s recommendations against the pay practices for executive officers of comparable companies, including available data from the Company’s direct competitors. Over the past several reviews, the Compensation Committee and management identified a shortfall between the Company’s compensation practices, specifically base compensation versus pay practices indicated through market data. In early 2007, the Compensation Committee met with management for the annual compensation review and discussed current overall compensation practices for employees at director level and above. The Compensation Committee and management discussed targeted elements of compensation, including base salary for each of the employee levels, and the targeted percentage of each of the elements in relation to total compensation at those employee levels.

At its meeting in early 2007, the Compensation Committee and management discussed the fact that the participants in one of the surveys primarily relied on by the Committee in making compensation decisions were becoming less comparable to the Company given the Company’s growing global footprint and increasingly complex structure. The Committee and management decided to review, and if appropriate, propose alternative metrics for its next compensation review.

During the Compensation Committee’s 2007 compensation review, the Committee also reviewed all components of compensation, including base pay, cash bonus opportunities and other incentives in the form of stock options and other equity awards, and considered performance factors, including information from the performance scorecards. During this initial review in May 2007, while the Compensation Committee determined that the performance metrics were being substantially achieved by each of the Named Executive Officers, it did not recommend any adjustment to the salaries of the Named Executive Officers at that time, citing the executive compensation adjustment in late 2006 and the planned review of compensation surveys that would provide data more comparable to the Company’s current structure.

At a meeting in late 2007, the Compensation Committee and management discussed the Company’s current compensation structure in comparison to that of similar companies, and also discussed proposed changes to all aspects of this structure, including base salary.

Bonus

The Company’s management and the Compensation Committee believe that incentive compensation through cash bonuses creates a powerful motivator for the Company’s employees, including the Named Executive Officers, to achieve goals that promote the long-term success of the Company. The Company’s management and the Compensation Committee designed a bonus opportunity that requires both Company success and individual performance. As discussed in more detail below, Company success is defined by operating margin. Achievement of a target operating margin is a prerequisite to the determination of a bonus pool and bonus availability for any of the Company’s employees, including Named Executive Officers. However, individual contributions of the Named Executive Officers are an important factor in determining such individual’s bonus awards.

The Company’s employees are assigned target awards, expressed as a percentage of base salary, that are payable upon achievement of applicable performance criteria and subject to the discretion of the Company’s management or, with respect to Named Executive Officers, the Compensation Committee. The Chairman and Chief Executive Officer and the President and Chief Operating Officer have target bonus opportunities of 45% and 40% of base salary, respectively. The remaining Named Executive Officers have target bonus opportunities of 30% of base salary. Employees throughout the Company also are assigned target bonus opportunities based on position level. The aggregate, maximum bonus opportunity for all Company employees for a full fiscal year represents the target bonus pool for the Company. The Company’s operating margin determines the actual bonus pool as follows:

Period-End Operating Margin(1)	% Of Target Bonus Pool Available(2)
10%	30%
11%	40%
12%	50%
13%	60%
14%	70%
15%	80%
16%	90%
17%	100%

(1)	At the discretion of the Company and the Board, bonuses may be made available only at year-end or at other increments, such as semi-annually as discussed below. Additionally, the period-end operating margin may be adjusted at the discretion of the Board of Directors, with recommendations from management, based on certain one-time charges.

(2)	The target bonus pool represents the aggregate, maximum bonus opportunity for all Company employees for a full fiscal year. If bonuses are made available in other increments, such as semi-annually, the target bonus pool is adjusted for each payout.

The Company’s management selected operating margin as the primary factor for the actual bonus pool because operating margin is a primary indicator of the financial success of the Company’s operations, and allows the Company to compare its financial performance to the financial performance of its competitors. These operating margin targets were selected after reviewing performance of the Company’s competitors and the past performance of the Company. Management believes that achievement of a 17% operating margin would make the Company’s performance consistent with or better than the top-performing companies in the industry. However, no bonus awards are available if the operating margin is less than 10%, which management deems to be outside the range of acceptable performance. The Company’s management intends for the operating margin targets to be set at a meaningful rate so that management must be diligent, focused and effective to achieve these goals. In other words, the Company’s management believed at the time of the establishment of these operating margin targets that such targets would be challenging to achieve and would require substantial efforts from management. The Company’s management intends to reevaluate and, if necessary, adjust these operating margin targets as suggested by competitor performance and Company performance.

After the actual bonus pool is calculated and approved by the Board, the Company’s management awards cash bonuses to the Company’s employees, and the Compensation Committee reviews and approves cash bonus awards to the Named Executive Officers. Using performance scorecards and other subjective factors, management awards a bonus to any given employee subject to the performance of that employee’s business unit and based on that employee’s performance. For Named Executive Officers, the Chairman and Chief Executive Officer prepares bonus recommendations based on criteria used to award bonuses to Company employees. The Compensation Committee reviews these recommendations and determines whether to approve the recommended bonuses after reviewing both Company performance and individual performance. In all cases, a bonus payout to any employee, including any Named Executive Officer, is discretionary. Named Executive Officers have no separate bonus pool and are paid out of the actual bonus pool. The Company does not have a plan that mandates any particular bonus payouts for any of the Named Executive Officers.

In 2006 and 2007, the Company’s management, with the approval of the Board, decided to make bonus opportunities available to employees, including the Named Executive Officers, twice per year to reward employees closer to the time of performance. Mid-year bonuses are based on the same criteria discussed above and subject to Company performance through the first six months of the calendar year. Payouts for mid-year bonuses occur in August or September. Full-year bonuses are based on individual and Company performance for the entire calendar year and are paid after the close of the calendar year. If mid-year bonuses are paid, the bonus pool for each payout is adjusted by dividing the target bonus pool by two. The mid-year bonus is not intended to materially increase the yearly bonus pool. However, none of the Company’s employees, including the Named Executive Officers, is required to disgorge any mid-year bonus compensation if the Company’s performance during the second half of the year would be insufficient for a year-end bonus payout. The Company is under no obligation to employees, including the Named Executive Officers, to make a mid-year or other bonus opportunity available.

Stock Options, Restricted Stock Awards and Other Performance Awards

Under the Company’s 2007 Stock Incentive Plan, the Compensation Committee may grant stock options, restricted and unrestricted stock awards and other performance awards to the Company’s employees, including the Named Executive Officers. Neither this plan nor any other compensation arrangements mandate any specific awards for Named Executive Officers.

The Compensation Committee believes that equity and option awards align the focus of employees, including the Named Executive Officers, with the interests of shareholders. On the recommendation of management on a case-by-case basis, the Compensation Committee has made equity awards and granted stock options to Named Executive Officers for recruiting and retention purposes. In particular, the Compensation Committee has approved awards in connection with the recruitment of Mr. Brenkert and Mr. Higginbotham. Furthermore, the Compensation Committee approved restricted stock and other equity awards to the Named Executive Officers to make their compensation packages competitive. The Compensation Committee and management also recognize that each of Dr. Kendle and Mr. Bergen hold more than 4.5 percent of the outstanding shares of the Company and that their interests inherently are aligned with shareholders. Therefore, the Compensation Committee and management have not made stock option grants and other equity awards a substantial component of compensation for these two individuals.

Generally, the practice of the Compensation Committee is to make stock option awards to the Named Executive Officers once per year, and to other eligible employees once per quarter. The date of the award corresponds with the date of the Committee meeting, or if no meeting is scheduled, the date by which the last signature of an action by written consent is received. Under the current plans, stock options are granted with an exercise price equal to the average of the high and low trading prices on the date of the award.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each Named Executive Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Company’s 2007 Stock Incentive Plan is designed to qualify under the compensation requirements of this provision. The Compensation Committee believes that compensation paid to the Named Executive Officers for 2007 is properly deductible under Section 162(m); however, no assurances can be made in this regard.

Except to the extent specifically provided otherwise by the Compensation Committee, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A (and the Treasury Department guidance and regulations issued thereunder) to avoid the imposition of any additional taxes or penalties under Section 409A. If the Compensation Committee determines that any element or arrangement of compensation would cause a recipient to become subject to additional taxes or penalties under Section 409A, then such element or arrangement of compensation may be modified or suspended by the Committee to the extent necessary to comply with Section 409A requirements. The Committee may take such action to the extent deemed appropriate in each case without the consent of or notice to the recipient.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Submitted by the Management Development and Compensation Committee of the Board of Directors

G. Steven Geis; Frederick A. Russ and Timothy E. Johnson

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2007 and 2006. Such compensation includes amounts paid by the Company for the years indicated. Bonuses are for the year shown, regardless of when paid.

Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($) (D)	Stock Awards (1) ($) (E)	Option Awards (1) ($) (F)	All Other Compensation ($) (I)		Total ($) (J)
Dr. Candace Kendle	2007	$530,000	$100,544	$9,221	$11,231	—		$650,996
Chairman and Chief Executive Officer (Principal Executive Officer)	2006	$383,259	$77,029	$141,038	$17,162	—		$618,488
Christopher C. Bergen	2007	$400,000	$67,800	$4,612	$11,231	—		$483,643
President and Chief Operating Officer	2006	$328,083	$55,637	$83,075	$17,162	$16,616	(2)	$500,573
Simon S. Higginbotham	2007	$280,000	$39,048	—	$13,632	—		$332,680
Vice President and Chief Marketing Officer	2006	$240,596	$33,126	$62,770	$13,631	—		$350,123
Karl Brenkert III	2007	$300,000	$38,356	$2,767	$11,853	—		$352,976
Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	2006	$230,065	$32,987	$65,537	$11,853	—		$340,442

(1)	The amounts in columns (E) and (F) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R for stock awards and stock option awards, respectively. Assumptions used in the calculation of these amounts are indicated in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.
(2)	Amount represents the expense to the Company for life insurance premiums.

In 2007, there was no compensation awarded to, earned by, or paid to any of the Named Executive Officers or directors required to be reported as a Grant of Plan-Based Award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options, unvested stock and equity incentive plan awards for each of the named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
Name (A)	Number of Securities Underlying Unexercised Options (#) Exercisable (B)	Number of Securities Underlying Unexercised Options (#) Unexercisable (C)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (D)	Option Exercise Price (E) (1)	Option Expiration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)	Market Value of Shares or Units of Stock That Have Not Vested ($) (H)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (J)
Candace Kendle	200				$23.56	9/1/08

	200				$10.53	9/1/09

	300				$8.70	9/1/10

	300				$20.425	9/1/11

	10,000				$9.625	7/16/12

	300				$8.30	9/1/12

	6000	1500	(2)		$3.945	4/1/13

Christopher C. Bergen	200				$23.56	9/1/08

	200				$10.53	9/1/09

	300				$8.70	9/1/10

	300				$20.425	9/1/11

	10,000				$9.625	7/16/12

	300				$8.30	9/1/12

	6,000	1500	(2)		$3.945	4/1/13

Simon S. Higginbotham	—	6,000	(3)		$7 .67	6/18/14	—	—

Karl Brenkert III	8,000	2,000	(4)		$7.725	2/7/13

	4,000	1,000	(2)		$3.945	4/1/13

(1) Under the 1997 Stock Option and Stock Incentive Plan, the exercise price of the option is based upon the average of the highest and lowest quoted selling prices on the NASDAQ Global Select Market on the date of grant.

(2) The shares underlying this portion of the option vest on April 1, 2008.

(3) The shares underlying this portion of the option vest in one-half increments on June 18, 2008, and 2009.

(4) The shares underlying this portion of the option vest on February 7, 2008.

	OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (A)	Number of Shares Acquired on Exercise (#) (B)	Value Realized on Exercise ($) (C)	Number of Shares Acquired on Vesting (#) (D)	Value Realized on Vesting ($) (E)
Candace Kendle	0	0	3,333	$112,205
Christopher C. Bergen	0	0	1,666	$56,086
Simon S. Higginbotham	3,000	$104,640	0	0
Karl Brenkert III	0	0	1,000	$33,665

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the Named Executive Officers of the Company. These agreements are subject to annual review by the Company’s Board of Directors and, upon their respective termination dates, automatically will be extended in one-year increments unless cancelled by the Company at the direction of the Board. With respect to the Named Executive Officers, the “double-trigger” agreements provide for specified benefits, including two years’ compensation and other benefits described below, upon a change in control followed by certain other events. A change in control includes the following: acquisition of 33 1/3% of the Company’s outstanding voting securities; certain changes to the composition of the Company’s incumbent Board of Directors such that at least two-thirds of the Board is not comprised of the incumbent Board or individuals approved by the incumbent Board; and merger, consolidation or reorganization unless the incumbent Board comprises two-thirds of the combined corporation’s Board and the Company’s shareholders comprise at least 67% of the voting power of the combined corporation. Upon a change in control, one of the following events would be required to occur before a Named Executive Officer would be entitled to any benefits from a Protective Compensation and Benefit Agreement:

—	Within 12 months of the change in control, a Named Executive Officer voluntarily resigns for “good reason.” Good Reason includes the following: (1) circumstances render the Named Executive Officer unable to carry out performance of the officer’s authorities, powers, functions, responsibilities or duties, and the circumstances are not remedied within 10 days; (2) the Named Executive Officer’s salary is reduced; (3) the Named Executive Officer’s bonus opportunity is reduced or targets are changed in a manner that negatively affects bonus opportunity; (4) the Named Executive Officer is required to work in a place that is greater than 30 miles from the place of business prior to the change in control; (5) the Named Executive Officer’s business-related travel materially increases; (6) the Named Executive Officer receives a reduced number of annual vacation days; and (7) the Company or a successor materially breaches the Protective Compensation and Benefit Agreement or refuses to assume obligations under the agreement.

—	Within 24 months of the change in control, a Named Executive Officer is terminated for any reason, except death, “disability” or “cause.” Under the agreement, disability requires a Named Executive Officer to be unable to perform his or her job on a full-time basis for a period of 12 consecutive months. Under the agreement, a termination for cause means that the officer was convicted of a felony, committed an act of fraud or embezzlement against the Company or committed a willful and substantial violation of established written policy.

The following table describes the potential payments and benefits to which the Named Executive Officers would be entitled upon the happening of the following events: (i) voluntary retirement, (ii) involuntary termination, and (iii) voluntary resignation from employment for “good reason” within 12 months of a change in control, or involuntarily terminated by the Company, other than due to death, “disability,” or “cause,” within 24 months of a change in control.

Name	Cash Severance Payment (1)	Continuation of Medical/ Welfare Benefits (2)	Outplacement Benefits (3)	Acceleration and Continuation of Equity Awards (Unamortized Expensed as of 12/31/2007) (4)	Excise Tax Gross-Up (5)	Total Termination Benefits
Candace Kendle
*Voluntary retirement	0	0	0	$904.00	0	$904.00
*Involuntary termination	0	0	0	$904.00	0	$904.00
*Resign w/good reason w/n 12 months of change in control (CIC), or w/o cause termination w/n 24 months of CIC	$1,237,573.00	$30,502.00	$15,000.00	$904.00	0	$1,283,979.00

Christopher C. Bergen
*Voluntary retirement	0	0	0	$904.00	0	$904.00
*Involuntary termination	0	0	0	$904.00	0	$904.00
*Resign w/good reason w/n 12 months of CIC, or w/o cause termination w/n 24 months of CIC	$923,437.00	$30,502.00	$15,000.00	$904.00	0	$969,843.00

Simon S. Higginbotham
*Voluntary retirement	0	0	0	0	0	0
*Involuntary termination	0	0	0	0	0	0
*Resign w/good reason w/n 12 months of CIC, or w/o cause termination w/n 24 months of CIC	$632,174.00	$30,502.00	$15,000.00	$20,448.00	0	$698,124.00

Karl Brenkert III
*Voluntary retirement	0	0	0	0	0	0
*Involuntary termination	0	0	0	0	0	0
*Resign w/good reason w/n 12 months of CIC, or w/o cause termination w/n 24 months of CIC	$671,343.00	$30,502.00	$15,000.00	$2,176.00	$255,103.00	$974,124.00
(1)	Cash severance payment equals: 2.0 times the sum of (a) annual base salary (including any deferrals) immediately preceding the date of the change in control, and (b) a bonus amount that equals the average bonus for the two fiscal years immediately preceding the fiscal year in which the change in control occurs. This amount is paid in a cash lump sum no later than 30 days after the date of the termination of such officer’s employment.
(2)	This amount is an estimate based on 2007 employee costs for family coverage under the Company’s medical plan plus employee costs for dental insurance. The estimate reflects that the employee is entitled to receive this benefit for two years from the date of termination.
(3)	This amount represents the maximum benefit that a recipient is entitled to receive under the agreement.
(4)	The amount in this column represents the previously unamortized expense that could be recognized in connection with the acceleration of unvested stock options and other equity awards. Acceleration of such awards could occur in two ways: (i) the officer’s retirement qualifies for immediate vesting under the 1997 Stock Option and Stock Incentive Plan (the “1997 Plan”), and (ii) the Compensation Committee approves the immediate vesting in the event of a change in control. Under the 1997 Plan, all employees are entitled to immediate vesting of options and other awards upon the retirement of the employee. “Retirement” is defined as any employee who is at least 65 years of age, or 55 years of age with at least 10 years of service. Dr. Kendle and Mr. Bergen would qualify for immediate vesting of their options and other awards upon their retirement because they each meet the definition of retirement under the 1997 Plan. As Messrs. Higginbotham and Brenkert do not currently meet the definition of retirement under the Plan, the amounts recognized for each of them in this column are based on the assumption that the Compensation Committee would approve immediate vesting of the awards held by such officer in the event of a change in control.
(5)	Upon a change in control, Named Executive Officers may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse such officers for those excise taxes, if any, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on the following assumptions: (i) payments are made on the date of the change in control, (ii) for all Named Executive Officers, a 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate, (iii) a 6.555 percent state income tax rate for Mr. Brenkert (an Ohio resident) and (iv) accelerated vesting of stock options and other equity awards as further described in footnote 4 above.

The Protective Compensation and Benefit Agreements for Named Executive Officers also include the following terms and conditions:

—	The Company is required to pay legal fees and related expenses incurred by a Named Executive Officer seeking or enforcing his or her rights under the agreement.

—	Named Executive Officers will receive a lump sum cash payment for any accrued but unused vacation time.

—	Named Executive Officers will be eligible for pro-rata portion of any bonus amounts for the year in which the termination occurs.

—	Named Executive Officers will not be entitled to severance payments under Company severance policies in addition to the benefits set forth in the Protective Compensation and Benefit Agreement.

Each Named Executive Officer also entered into a Non-Disclosure, Proprietary Rights and Non-Compete Agreement (“Non-Compete Agreement”) in connection with the Protective Compensation and Benefit Agreement. The Non-Compete Agreements restrict Named Executive Officers from certain activities that could harm the Company due to the sensitive information learned by a Named Executive Officer in connection with his or her services. In particular, following a voluntary or involuntary termination, a Named Executive Officer:

—	For 12 months, will not perform directly or indirectly services for a competitor of the Company;

—	For 24 months, will not solicit the Company’s customers or induce any customer to stop doing business with the Company;

—	Will not disclose confidential information;

—	For 24 months, will not solicit Company employees or induce employees to leave the Company; and

—	For 24 months, will not induce medical professionals or patients involved with the Company’s contract research to cease working with the Company or work with a competitor of the Company.

None of the foregoing limitations, except the obligation of confidentiality, will apply to a Named Executive Officer who voluntarily terminates his or her employment for “good reason.” Under a Non-Compete Agreement, the definition of “good reason” is substantially similar to the definition of the same term under the Protective Compensation and Benefit Agreements.

OTHER MATTERS

The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.

OTHER INFORMATION

Shareholder Communications With Board

Shareholders may communicate with the full Board or individual directors on matters concerning the Company by mail to the attention of the Company’s Secretary. All mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

SHAREHOLDER PROPOSALS

Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in spring 2009 must submit their proposals in writing by December 10, 2008, to the Company, Attention: Karl Brenkert III, Secretary, 441 Vine Street, Suite 1200, Cincinnati, Ohio 45202.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2009 Annual Meeting of Shareholders, it must be received prior to February 23, 2009. If there is a change in the anticipated date of next year’s Annual Meeting of Shareholders or in the notice deadline by more than 30 days, the Company will notify you of this change through its Form 10-Q filings.

FINANCIAL STATEMENTS AVAILABLE

The Company’s Annual Report to Shareholders for the year 2007 is enclosed with this mailing. A copy of the Annual Report to the Commission on Form 10-K is available without charge upon written request to: Investor Relations, Kendle International Inc., 441 Vine Street, Suite 1200, Cincinnati, Ohio 45202. The Company’s Annual Report on Form 10-K and certain other recent filings with the Commission are available at the Company’s Web site at www.kendle.com. The Company’s Annual Report on Form 10-K and its other filings with the Commission are also available at the Commission’s Web site at www.sec.gov. Additionally, these filings may be read or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

By Order of the Board of Directors,

/s/ Karl Brenkert III
Karl Brenkert III Secretary

Dated: April 14, 2008

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	Authority to elect as directors the following seven (7) nominees:

	FOR ALL	Withhold All	For All Except
01 – Candace Kendle
02 – Christopher C. Bergen
03 – Robert R. Buck
04 – G. Steven Geis
05 – Donald C. Harrison
06 – Timothy E. Johnson
07 – Frederick A. Russ

(INSTRUCTION: Write the number(s) of any nominee(s) for whom authority to vote is withheld.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for 2008.

For	Against	Abstain
☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 14, 2008, and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

Dated:                     , 2008

_____________________________________________

Signature

_____________________________________________

Signature

(Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.)

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME

THE DAY PRIOR TO THE MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR

SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY

CARD.

INTERNET		TELEPHONE

http://www.proxyvoting.com/kndl Use the internet to vote your proxy. Have your proxy card in hand when you access the Web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY	KENDLE INTERNATIONAL INC. 441 Vine Street Suite 1200 Cincinnati, Ohio 45202	PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Karl Brenkert III and Stacey Heiser, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Kendle International Inc. to be held on May 15, 2008, at 9:30 a.m. Eastern Time in the Green Room at the Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio or at any postponement or adjournment of such Annual Meeting.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(This proxy is continued and is to be signed on the reverse side.)

ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE DATE, SIGN AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.